As filed with the U.S. Securities and Exchange Commission on March 26, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EVOGENE LTD.
(Exact name of Registrant as specified in its charter)

State of Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13 Gad Feinstein Street, Park Rehovot
Rehovot 7638517, Israel
Telephone: +972-8-931-1900
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
50 Library Avenue, Suite 204
Newark, Delaware 19711
  (302)-738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mike Rimon, Adv. Jonathan M. Nathan, Adv. Elad Ziv, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100	Oded Har-Even, Esq. Howard E. Berkenblit, Esq. Brendan O’Brien, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: 212.660.3000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholder identified herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED MARCH 26, 2026

EVOGENE LTD.

 5,076,924 Ordinary Shares
Offered by the Selling Shareholder

This prospectus relates to the resale, from time to time, by the selling shareholder named herein, or the Selling Shareholder, or its pledgees, donees, transferees, or other successors in interest, of up to 5,076,924 of our ordinary shares, par value 0.20 New Israeli Shekels, or NIS, per share, or ordinary shares, that are issuable upon the exercise of 5,076,924 ordinary warrants, or the ordinary warrants, held by the Selling Shareholder.

The ordinary warrants held by the Selling Shareholder were issued to it by our company in an induced warrant exercise transaction that was completed on February 11, 2026 pursuant to that certain inducement offer letter agreement, dated as of February 10, 2026, or the Inducement Agreement, by and between our company and the Selling Shareholder. Pursuant to that induced warrant exercise transaction, in order to induce the Selling Shareholder to exercise prior warrants that we had sold to it, among other things, we issued to the Selling Shareholder an aggregate of 5,076,924 ordinary warrants, consisting of 2,538,462 Series A-1 ordinary warrants to purchase up to 2,538,462 ordinary shares, or the Series A-1 warrants, and 2,538,462 Series B-1 ordinary warrants to purchase up to 2,538,462 ordinary shares, or the Series B-1 warrants. The Series A-1 warrants have an exercise price of $1.25 per share, are immediately exercisable and will expire five years from issuance. The Series B-1 warrants have an exercise price of $1.25 per share, are immediately exercisable and will expire 18 months from issuance. The induced warrant exercise transaction was effected pursuant to the exemptions from registration provided in Section 4(a)(2) under the Securities Act of 1933, as amended, or the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder.

The Selling Shareholder may sell the 5,076,924 ordinary shares underlying the ordinary warrants held by it in one or more offerings under this prospectus, for its own account. We will not receive any of the proceeds from the sale of ordinary shares by the Selling Shareholder. We will, however, receive up to an aggregate of approximately $6.35 million in cash from the exercise of the ordinary warrants, assuming the exercise in full of all of the ordinary warrants.

The Selling Shareholder may offer and sell any of the ordinary shares offered hereby from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the securities. In connection with any sales of ordinary shares offered hereunder, the Selling Shareholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. For additional information on the possible methods of sale that may be used by the Selling Shareholder, you should refer to the section titled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Shareholder may offer the ordinary shares for sale. The Selling Shareholder may sell any, all or none of the shares offered by this prospectus.

As of the date of this prospectus, our ordinary shares are listed and trade on the Nasdaq Capital Market under the symbol “EVGN”. The last reported sale price of our ordinary shares on March 24, 2026 was $0.8822 per share.

Investing in our ordinary shares is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our ordinary shares, as well as the risks described under the heading “Item 3 Key Information - D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, which we filed with the Securities and Exchange Commission on March 26, 2026, and in other documents incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2026

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission. The selling shareholder named in this prospectus may resell, from time to time, in one or more offerings, the ordinary shares offered by this prospectus. Information about the selling shareholder may change over time. When the selling shareholder sells ordinary shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein and therein, before making an investment decision.

As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this prospectus incorporates important information about us that is contained in documents that we have previously filed or that we will in the future file with, or furnish to, the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Evogene Ltd., 13 Gad Feinstein Street, Park Rehovot, Rehovot 7638517, Israel, Attention: VP Legal Affairs & Company Secretary. The telephone number of our registered office is Telephone: +972-8-931-1900. See “Where You Can Find Additional Information.”

 You should rely only on information contained in and incorporated by reference into this prospectus. We have not, and the Selling Shareholder has not, authorized anyone to give any information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our ordinary shares or (2) our ordinary shares in any circumstances in which such an offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct. Information contained on our website, www.evogene.com, does not constitute part of this prospectus.

As used herein, and unless the context suggests otherwise, the following terms have the following meanings:

•	“Evogene,” “we,” “us,” “our,” “our company” and “the Company” refer to Evogene Ltd. and its consolidated subsidiaries, consisting of: Ag Plenus Ltd., or Ag Plenus; Biomica Ltd.; Casterra Ag Ltd.; Evogene Inc.; Lavie Bio Ltd., or Lavie Bio; and their consolidated subsidiaries;

•	“Articles” refers to our amended and restated articles of association, as currently in effect;

•	“Companies Law” refers to the Israeli Companies Law, 5759-1999;

•	“dollar” and “$” refer to U.S. dollars, the lawful currency of the United States;

•	“Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended;

•	“induced warrant exercise transaction” refers to the induced warrant exercise transaction that was completed pursuant to the Inducement Agreement on February 11, 2026, in which, as an inducement to the Selling Shareholder to exercise prior warrants that we had issued and sold to it, among other things, we issued 2,538,462 Series A warrants and 2,538,462 Series B-1 warrants to the Selling Shareholder;

•	“Inducement Agreement” refers to the inducement offer letter agreement, dated as of February 10, 2026, by and between our company and the Selling Shareholder;

•	“Nasdaq” refers to the Nasdaq Capital Market;

•	“NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel;

•	“ordinary shares” or “shares” refers to our ordinary shares, par value NIS 0.20 per share;

•	“SEC” refers to the United States Securities and Exchange Commission;

•	“Securities Act” refers to the United States Securities Act of 1933, as amended;

•	“TASE” refers to the Tel Aviv Stock Exchange; and

•	“2025 annual report” refers to our Annual Report on Form 20-F for the year ended December 31, 2025, which we filed with the SEC on March 26, 2026.

All historical quantities of ordinary shares and per share data presented herein for periods, or as of dates, prior to July 24, 2024, give retroactive effect to our 1-for-10 reverse share split effected after market close on July 24, 2024. Our ordinary shares began trading on a post-split adjusted basis at the start of trading on Nasdaq on July 25, 2024 and at the start of trading on the TASE on July 28, 2024.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus supplement are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of that information.

Unless otherwise indicated, we have translated NIS amounts into U.S. dollars at an exchange rate of NIS 3.176 to $1.00, the representative exchange rate reported by the Bank of Israel on December 31, 2025.

PROSPECTUS SUMMARY

This section summarizes certain of the information that is contained in this prospectus or the documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the information in the section entitled “Item 5. Operating and Financial Review and Prospects” in the 2025 annual report, which is incorporated by reference herein. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus, including the sections entitled “Risk Factors” herein and in Item 3.D of the 2025 annual report.

Our Company

We design novel, highly potent, small molecules, optimized across multiple-parameters, for drug development and ag-chemicals, by utilizing ChemPass AI, our computational generative AI engine.

Products based on small molecules development in the life sciences industries entails the identification of successful candidates from among a large number of potential prospects.  A major barrier in small molecule discovery is the limited exploration of chemical space. Most candidates come from a narrow, well-charted domain, restricting diversity, limiting innovation and reducing the chances of breakthrough discoveries.

At the same time, commercialization requires the simultaneous optimization of multiple, often conflicting, parameters - such as potency, selectivity, safety and synthesizability. These challenges are interconnected and create a significant development bottleneck.

The computational tech-engine that we have developed, ChemPass AI, is intended to address this challenge by prioritizing promising candidates, generating entirely novel molecular candidates, with the objective of increasing probability of success and reducing time and cost.

As of the beginning of 2025, we operated three tech-engines based on big data analytics and artificial intelligence, supported by multidisciplinary expertise in life sciences:

•	ChemPass AI, for discovery and optimization of small molecules;
•	MicroBoost AI, for discovery and optimization of microbial-based products; and
•	GeneRator AI, for discovery and optimization of genetic elements.

During 2025, we commenced the implementation of a strategic shift, to focus our efforts on developing products only based on small molecules. This new strategy resulted in two important changes: (i) we have focused our activities only on ChemPass AI, and stopped investing and developing the other two tech-engines and (ii) we have deployed ChemPass AI across two principal industries – pharmaceutical and agricultural.

In addition, we discontinued non-core activities, divested mis-aligned assets, resized the organization and established a business development team aligned with our refined strategy.

Following this strategic shift, we operate through three main organizational structure units:

(i) Computational unit - which develops and operates the core technological platform, ChemPass AI;

(ii) Pharmaceutical unit – which advances the development of novel small-molecule candidates with potential for commercial development; and

(iii) Agricultural unit - which focuses on ongoing development programs and collaborations with leading global agricultural-chemical companies through our subsidiary, Ag Plenus.

For additional information about our business, you should refer to our reports under the Exchange Act, referenced under the heading “Information Incorporated by Reference.” Before making an investment decision, you should read this entire prospectus, and our other filings with the SEC, including those filings incorporated herein and therein by reference, carefully, including the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Corporate Information

Our registered office and principal place of business is located at 13 Gad Feinstein Street, Park Rehovot, Rehovot 7638517, Israel, and our telephone number in Israel is +972 (8) 931-1900. Our website address is http://www.evogene.com. We have included our website address in this prospectus supplement solely as an inactive textual reference. Our registered agent in the United States is Puglisi & Associates, whose address is 50 Library Avenue, Suite 204, Newark, Delaware 19711, United States.

THE OFFERING

Ordinary shares outstanding prior to this offering	9,893,764 ordinary shares (as of March 15, 2026).

Ordinary shares offered by the Selling Shareholder	5,076,924 ordinary shares. These are the shares underlying the ordinary warrants issued by us in an induced warrant exercise transaction on February 11, 2026 pursuant to the Inducement Agreement.
Ordinary shares to be outstanding after this offering (1):
17,180,688 ordinary shares, assuming the exercise in full of all of the ordinary warrants for cash and without adjustment (and assuming the issuance, over the course of this offering, of an additional 2,210,000 ordinary shares being held in abeyance for the Selling Shareholder following its exercise, pursuant to the Inducement Agreement, of prior warrants that had been held by it).

Use of proceeds
The Selling Shareholder will receive all of the proceeds from the sale of any ordinary shares sold by it pursuant to this prospectus. We will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholder (although we may receive proceeds from any exercise of the ordinary warrants, to the extent such warrants are exercised for cash by the Selling Shareholder). See “Use of Proceeds” in this prospectus.

Listing	Our ordinary shares are listed for trading on the Nasdaq Capital Market and on the TASE, in each case under the symbol “EVGN”.

Risk Factors
Investing in our securities is highly speculative and involves substantial risk.
You should carefully consider all the information in this prospectus prior to investing in our securities. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 7, including the risks described under the heading “Item 3 Key Information - D. Risk Factors” in our 2026 annual report, which we filed with the SEC on March 26, 2026.

(1)
The number of ordinary shares outstanding immediately after this offering is based on 9,893,764 ordinary shares outstanding as of March 15, 2026, and assumes the issuance, over the course of this offering, of the 2,210,000 ordinary shares being held in abeyance for the Selling Shareholder following its exercise of prior warrants pursuant to the Inducement Agreement, but excludes, as of such date:

•	944,325 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of $5.97 per share;
•	4,675 ordinary shares issuable upon the settlement of outstanding restricted shares units, or RSUs, having no exercise price; and
•	503,452 ordinary shares reserved for future grants under our equity incentive plans.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information- D. Risk Factors” in our 2025annual report, which we filed with the SEC on March 26, 2026, as updated by other reports and documents we file with, or furnish to, the SEC after the date of this prospectus and that are incorporated by reference herein. These disclosures reflect our beliefs and opinions as to factors that could materially and adversely affect us and our securities in the future. References to past events are provided by way of example only and are not intended to be a complete listing or a representation as to whether or not such factors have occurred in the past or their likelihood of occurring in the future. Please see the sections of this prospectus entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference”. If one or more of those risks is realized, that could adversely impact our business, financial condition or results of operations.

Risks Relating to this Offering and to an Investment in our Ordinary Shares

We recently issued or will issue pursuant to the induced warrant exercise transaction in February 2026 an aggregate of 3,384,616 ordinary shares upon exercise of ordinary warrants that we sold in a private financing during August 2024 and may issue up to 5,076,924 additional ordinary shares underlying the Series A-1 warrants and Series B-1 warrants issued by us in the induced warrant exercise transaction and being offered for re-sale under this prospectus. Shareholders may experience significant dilution as a result of those issuances and potential future financings that we may effect.

We have recently sold large quantities of our ordinary shares and ordinary share equivalent securities pursuant to previous public and private offerings of our equity and equity-linked securities. During August 2024, we issued and sold 1,427,308 pre-funded warrants and 3,384,616 ordinary warrants, all of which were subsequently exercised, resulting (or which will result, in the case of 2,210,000 of the shares underlying those ordinary warrants that have not yet been issued and are being held in abeyance) in the issuance of the underlying shares. In addition, we may also issue up to 5,076,924 ordinary shares underlying the 5,076,924 ordinary warrants that we issued in the warrant exercise inducement transaction in February 2026, which shares may then be sold under this prospectus. We furthermore currently have an effective shelf registration statement on Form F-3 (333-277565), for the sale of up to $200,000,000 of our ordinary shares, warrants, rights and/or units, of which approximately $6.9 million has been sold (and under which future sales will be subject to the “baby shelf” limitations for so long as our public float remains below $75 million).

Purchasers of ordinary shares in this offering, as well as our existing shareholders, will experience significant dilution if we sell additional shares at prices significantly below the price at which they invested. In addition, we may issue additional ordinary shares or other equity securities exercisable for ordinary shares in connection with, among other things, future acquisitions of additional companies or assets, or under our equity incentive plans, in certain cases without shareholder approval. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.

Our issuance of additional ordinary shares or other ordinary share equivalents would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;
•	the relative voting strength of each previously outstanding ordinary share may be diminished; and
•	the market price of our ordinary shares may decline.

Investors may experience significant dilution as a result of this offering and future offerings.

The exercise of the Series A-1 warrants and the Series B-1 warrants and the issuance of up to 5,076,924 ordinary shares underlying such warrants could cause our existing shareholders to experience dilution.

The Selling Shareholder identified herein is selling from time to time up to 5,076,924 ordinary shares underlying the Series A-1 warrants and the Series B-1 warrants, which will constitute approximately 29.55% of our issued and outstanding ordinary shares (after including as outstanding the shares underlying those warrants, as well as the 2,210,000 shares issuable under prior warrants that have been exercised, but for which the underlying shares have not yet been issued due to beneficial ownership limitations) prior to the offering pursuant to this prospectus. Such sales could cause the market price of our ordinary shares to decline.

Purchasers of the ordinary shares, as well as our existing shareholders, will experience significant dilution if the Selling Shareholder identified herein sells shares at prices significantly below the price at which it invested. In addition, we may also offer additional ordinary shares in the future, which may result in additional significant dilution.

Future issuances or sales, or the potential for future issuances or sales, of our ordinary shares may cause the trading price of our ordinary shares to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of ordinary shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our ordinary shares to decline and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of our ordinary shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our ordinary shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

The market price of our ordinary shares could decline due to sales, or the announcements of proposed sales, of a large number of ordinary shares in the market, including sales of ordinary shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our ordinary shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of ordinary shares or other equity-related securities would have on the market price of our ordinary shares.

Our Articles authorize our Board of Directors to, among other things, issue additional ordinary shares or securities convertible or exchangeable into ordinary shares, without shareholder approval. We may issue such additional ordinary shares or convertible securities to raise additional capital. The issuance of any additional ordinary shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted share units, stock appreciation rights, options or warrants to purchase our ordinary shares in the future and those stock appreciation rights, options or warrants are exercised, or as the restricted share units settle, our shareholders may experience further dilution. Holders of our ordinary shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares or equivalent securities and, therefore, such sales or offerings could result in increased dilution to our shareholders.

An active trading market for our ordinary shares may not be sustained.

Although our ordinary shares are listed on the Nasdaq Capital Market and TASE, the market for our ordinary shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our ordinary shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to utilize our shares as consideration in any licensing or other collaboration transactions with third parties.

Our share price may be subject to substantial volatility, and shareholders may lose all or a substantial part of their investment.

Our ordinary shares currently trade on the Nasdaq Capital Market and TASE. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our ordinary shares may not necessarily be a reliable indicator of our fair market value. The price at which our ordinary shares trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of sources of revenues, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

Because we do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never paid or declared any cash dividends on our ordinary shares. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not anticipate paying any cash dividends in the foreseeable future. As a result, only appreciation of the price of our ordinary shares will provide a return to our shareholders.

Resales of our ordinary shares in the public market during this offering by our shareholders may cause the market price of our ordinary shares to fall.

Sales of a substantial number of our ordinary shares could occur at any time. The issuance of new ordinary shares could result in resales of our ordinary shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our ordinary shares.

Nasdaq may delist our ordinary shares from its exchange which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.

We are required to meet the continued listing requirements of Nasdaq, including those regarding minimum share price. In particular, we are required to maintain a minimum bid price for our listed ordinary shares of $1.00 per share. On October 31, 2022, we received a written notification from Nasdaq, which stated that because the closing bid price of our ordinary shares for 31 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance was 180 days, or until May 1, 2023. On July 17, 2023, we announced that Nasdaq confirmed that we had regained compliance with Nasdaq Listing Rule 5550(a)(2) concerning the minimum bid price of our ordinary shares.

On September 18, 2023, we received another written notification from Nasdaq, which stated that because the closing bid price of our ordinary shares for 30 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, we were not in compliance with Nasdaq Listing Rule 5550(a)(2).

In an effort to regain compliance with these rules, on July 24, 2024, we effected a reverse share split of our ordinary shares at the ratio of 1-for-10, such that each ten (10) ordinary shares, par value NIS 0.02 per share, have been consolidated into one (1) ordinary share, par value NIS 0.2 per share. While this action temporarily brought us into compliance, there is no guarantee that we will be able to sustain the minimum bid price or other listing standards in the future. Reverse share splits do not necessarily result in sustained market price improvements and can lead to a decrease in our overall market capitalization if the trading price of our shares declines. As of March 12, 2026, the trading price for our ordinary shares was again below $1.00 per share, with a closing price of $0.94 as of such date.

On January 17, 2025, the SEC approved an amendment to Nasdaq Listing Rule 5810(c)(3)(A)(iv), according to which, if a company fails to meet the minimum bid price requirement and the company has effected a reverse share split over the prior one-year period, the company would not be eligible for any compliance period and the Listing Qualifications Department will issue a Delisting Determination under Nasdaq Listing Rule 5810 with respect to that company’s securities. This change will apply to a company even if the company was in compliance with the bid price requirement at the time of its prior reverse share split. In addition, if a company’s security fails to meet the bid price requirement and the company has effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for any compliance periods and Nasdaq must issue a Delisting Determination with respect to that security. Accordingly, there is a risk that if we effect reverse share splits, and our ordinary shares continue to trade below $1.00 per share for 30 consecutive business days, we will not be eligible for any compliance period and the Listing Qualifications Department will issue a Delisting Determination for our ordinary shares by Nasdaq.

There are numerous factors and contingencies that have affected our price following the reverse split, including the status of the market for our ordinary shares, our reported results of operations and general economic, market and industry conditions. The market price of our ordinary shares has decline since the reverse split and may not return to the direct arithmetic result of the reverse split. If the market price of our ordinary shares continues to decline, our total market capitalization (the aggregate value of all of our outstanding ordinary shares at the then existing market price) after the reverse split will remain lower than before the reverse split. In addition, the reverse split resulted in some shareholders owning “odd lots” of less than 100 ordinary shares on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

In the event that our ordinary shares are delisted from Nasdaq due to our failure to continue to comply with the requirements for continued listing on Nasdaq, and are not eligible for listing on another national securities exchange, trading in our ordinary shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Ordinary Shares, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our ordinary shares to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange and we could suffer reputational damage and diminished investor, supplier and employee confidence.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this report, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements. The forward-looking statements in this prospectus should be read together with the risks described in reports or other documents we file with or furnish to the SEC, including the 2025 annual report and “Risk Factors” above.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares offered pursuant to this prospectus by the Selling Shareholder.

We will, however, receive up to an aggregate of approximately $6.35 million in cash from the exercise of the ordinary warrants, assuming the exercise in full of all of the warrants, which we intend to use for research and development, working capital, investments in our subsidiaries, sales and marketing activities and for general corporate purposes. We may also use a portion of the net proceeds from the exercise of any ordinary warrants by the Selling Shareholder to acquire or invest in technologies, products and/or businesses that we believe are complementary to ours.

The Selling Shareholder will receive all of the net proceeds from the sale of any ordinary shares offered by it under this prospectus. See “Selling Shareholder”. The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholder for brokerage, accounting, tax, legal services or any other expenses incurred by the Selling Shareholder in disposing of these ordinary shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the sale of the ordinary shares covered by this prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2025:

•	on an actual basis; and

•
on a pro-forma basis to give effect to the issuance of 5,076,924 ordinary shares underlying the 5,076,924 ordinary warrants that we issued in the warrant exercise inducement transaction in February 2026, which shares are being offered under this prospectus.

	As of December 31, 2025
	Actual	Pro forma
	(unaudited)
	(U.S. Dollars, in thousands)

Cash and cash equivalents	$12,956	$16,059
Short-term bank deposits	-	-
Total liabilities	$8,071	$10,021
Equity:
ordinary shares, par value NIS 0.20 per share:
ordinary shares authorized (actual): 30,000,000
ordinary shares issued and outstanding (actual): 8,718,193
ordinary shares outstanding (pro forma): 17,179,733	$488	$707
Share premium and other capital reserve	281,986	282,919
Accumulated deficit	(282,556)	(284,273)
Equity attributable to equity holders of the Company	(82)	(647)
Non-controlling interests	12,057	12,057
Total equity	$11,975	$11,410
Total capitalization and indebtedness	$20,046	$21,432

The above calculation is based on 8,718,193 ordinary shares outstanding as of December 31, 2025 and excludes, as of that date:

•
 3,384,616 ordinary shares underlying the prior warrants that we sold to the Selling Shareholder in an August 2024 private placement, and which warrants were subsequently exercised by the Selling Shareholder pursuant to the warrant exercise inducement transaction in February 2026;

•	656,650 ordinary shares issuable upon the exercise of outstanding options, at a weighted average exercise price of $9.40 per ordinary share;

•	5,662 ordinary shares issuable upon the vesting and settlement of outstanding RSUs; and

•	208,673 ordinary shares reserved for future issuance under our incentive plans.

SELLING SHAREHOLDER

This prospectus relates to the sale of up to 5,076,924 ordinary shares that the Selling Shareholder may sell in one or more offerings upon exercise of some or all of the Series A-1 warrants and Series B-1 warrants that the Selling Shareholder received from us in the induced warrant exercise transaction under the terms of the Inducement Agreement. The table below sets forth information about the maximum number of ordinary shares that may be offered from time to time by the Selling Shareholder under this prospectus. The Selling Shareholder identified below may currently hold or acquire ordinary shares in addition to those registered hereby. In addition, the Selling Shareholder identified below may sell, transfer, assign or otherwise dispose of some or all of its ordinary shares registered hereunder in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

To our knowledge, the Selling Shareholder does not have, and has not had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than its ownership of our ordinary shares, ordinary warrants and pre-funded warrants. In addition, to our knowledge, the Selling Shareholder is not an affiliate of a broker-dealer and there are no participating broker-dealers. To the extent a selling shareholder would be an affiliate of a broker-dealer, or if there would be any participating broker-dealer, such selling shareholder and/or participating broker-dealer would be deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer could be regarded as underwriting commissions or discounts under the Securities Act.

The Selling Shareholder acquired the 5,076,924 ordinary warrants for which the underlying ordinary shares may be sold under this prospectus pursuant to the induced warrant exercise transaction contemplated by the Inducement Agreement between us and the Selling Shareholder, which was completed on February 11, 2026. Pursuant to that transaction, the Selling Shareholder exercised the 3,384,616 previous warrants held by it and received, as an inducement to that exercise, 5,076,924 ordinary warrants, consisting of 2,538,462 Series A-1 warrants and 2,538,462 Series B-1 warrants. We did not issue all 3,384,616 shares underlying the previous warrants immediately when they were exercised, and some of the underlying shares are being held in abeyance due to a limitation on the beneficial ownership of our ordinary shares by the Selling Shareholder under the terms of those previous warrants. Besides the remaining ordinary shares that will be issued following that exercise once the Selling Shareholder requests release of those shares from abeyance, we may also issue, upon exercise, up to the 5,076,924 ordinary shares underlying the new ordinary warrants that the Selling Shareholder received from us as an inducement in the induced warrant exercise transaction. The potential resale of those 5,076,924 underlying ordinary shares by the Selling Shareholder is covered by this prospectus.

The induced warrant exercise transaction contemplated by the Inducement Agreement resulted in our issuance of 5,076,924 additional ordinary shares and/or ordinary share equivalents (besides the 3,384,616 shares underlying the 3,384,616 previous warrants that had been outstanding and were exercised in the transaction), which additional shares/ share equivalents constituted approximately 41.95% of the issued and outstanding shares of the Company prior to the transactions (when including, for these purposes, all 3,384,616 shares underlying the previous warrants as outstanding prior to the transactions).

We have prepared the following table based on information supplied to us by the Selling Shareholder on or prior to March 15, 2026.

Selling Shareholder	Total Number of Ordinary Shares Owned Prior to This Offering(1)	Total Number of Ordinary Shares Underlying the Ordinary Warrants Owned Prior to This Offering	Percentage of Outstanding Ordinary Shares Owned Prior to This Offering(2)	Maximum Number of Ordinary Shares Which May Be Sold in This Offering	Percentage of Outstanding Ordinary Shares Which May Be Sold in This Offering(3)	Number of Ordinary Shares Owned Following This Offering(4)	Percentage of Outstanding Ordinary Shares Owned Following This Offering(5)
Armistice Capital, LLC (6)	2,446,707	5,076,924	43.8%	5,076,924	29.6%	2,446,707	14.2%

(1)
Included as ordinary shares “owned” for purposes of this column are the remainder of the 3,384,616 ordinary shares underlying the previous warrants exercised by the Selling Shareholder that have not yet been sold, although a portion of those remaining shares are being held in abeyance as of the date of this prospectus and have not yet been issued in actuality to the Selling Shareholder. Not included are the 5,076,924 ordinary shares issuable upon exercise of the ordinary warrants that the Selling Shareholder received from us as an inducement in the induced warrant exercise transaction (which are instead reflected in the next column - “Total Number of Ordinary Shares Underlying the Ordinary Warrants Owned Prior to This Offering”).

(2)
Percentage ownership presented in this column is based on the sum of (i) the 2,446,707 ordinary shares owned (or deemed owned, for these purposes) prior to this offering, as well as (ii) the 5,076,924 ordinary shares issuable upon exercise of the ordinary warrants that the Selling Shareholder holds, as reflected in the two columns to the left of this column, divided by (a) the 9,893,764 outstanding ordinary shares as of the date of this prospectus, plus (b) the 2,210,000 ordinary shares underlying prior warrants exercised by the Selling Shareholder being held in abeyance that have not yet been issued to the Selling Shareholder as of the date of this prospectus and (c) all 5,076,924 ordinary shares underlying the 5,076,924 ordinary warrants held by the Selling Shareholder, which are also currently exercisable. In actuality, under the terms of the foregoing ordinary warrants, the Selling Shareholder may not hold more than 4.99% of the total issued and outstanding ordinary shares of the Company at any given time.

(3)
The percentage of outstanding ordinary shares which may be sold in this offering is calculated by dividing (a) the 5,076,924 ordinary shares underlying ordinary warrants, which shares may be sold in this offering by (b) the sum of (i) the 9,893,764 ordinary shares that are outstanding as of the date of this prospectus, plus (ii) the foregoing 5,076,924 ordinary shares underlying ordinary warrants, which shares will become outstanding prior to being sold in this offering, as well as (iii) the 2,210,000 ordinary shares underlying prior warrants exercised by the Selling Shareholder being held in abeyance that have not yet been issued to the Selling Shareholder as of the date of this prospectus, which are assumed to be issued over the course of this offering.

(4)
Assumes that the Selling Shareholder will sell all of the 5,076,924 ordinary shares underlying ordinary warrants that are being offered pursuant to this prospectus, but has not and will not sell any of the 2,446,707 ordinary shares that are currently held by the Selling Shareholder, which constitute the remainder of the 3,384,616 ordinary shares underlying the previous warrants exercised by the Selling Shareholder that have not yet been sold by it, a portion of which (2,210,000) are being held in abeyance as of the date of this prospectus and have not yet been issued to the Selling Shareholder. In actuality, under the terms of the ordinary warrants, the Selling Shareholder may not hold more than 4.99% of the total issued and outstanding ordinary shares of the Company at any given time.

(5)
Percentage ownership following this offering is calculated based on the following outstanding shares: (a) the 9,893,764 outstanding ordinary shares outstanding prior to the offering, plus (b) the 2,210,000 ordinary shares underlying prior warrants exercised by the Selling Shareholder being held in abeyance, which are assumed to be issued over the course of this offering, and (c) all 5,076,924 ordinary shares underlying the 5,076,924 ordinary warrants held by the Selling Shareholder, which may become outstanding over the course of this offering due to exercises of those warrants.

(6)
The ordinary shares of the Company appearing in this row (including ordinary shares issuable upon exercise of ordinary warrants) are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Each of Armistice Capital and Mr. Boyd disclaims beneficial ownership of the subject ordinary shares except to the extent of its or his (as applicable) respective pecuniary interests therein.

PLAN OF DISTRIBUTION

We are registering the sale of the 5,076,924 ordinary shares (underlying the ordinary warrants) offered under this prospectus on behalf of the Selling Shareholder. The Selling Shareholder, which, as used herein includes donees, pledgees, transferees, or other successors-in-interest selling those ordinary shares or interests in those ordinary shares received after the date of this prospectus from the Selling Shareholder as a gift, pledge, partnership distribution, or other non-sale related transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of the subject ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the subject ordinary shares owned by such shareholder and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the subject ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Shareholder(s) to include the pledgee, transferee, or other successors in interest as a Selling Shareholder under this prospectus. The Selling Shareholder may use any one or more of the following methods when disposing of its shares pursuant to this prospectus:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the effective date of the registration statement of which this prospectus forms a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with the sale of ordinary shares or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The Selling Shareholder may also sell ordinary shares short and deliver these securities to close out its short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended to reflect such transaction).

If the ordinary shares are sold through broker dealers, the Selling Shareholder will be responsible for discounts or commissions or agent’s commissions. The aggregate proceeds to the Selling Shareholder from the sale of the ordinary shares offered by it will be the purchase price of the ordinary shares less discounts or commissions, if any. The Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering (although we will receive proceeds from the exercise of the ordinary warrants under which the ordinary shares being sold in this offering will be issued).

The Selling Shareholder also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The Selling Shareholder and any underwriters, broker-dealers, or agents that participate in the sale of our ordinary shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If the Selling Shareholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be amended from time to time) available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

To the extent required, the ordinary shares to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers, or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth, if appropriate, in a post-effective amendment to the registration statement that includes this prospectus or, to the extent permissible, in a supplement to this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares to be sold under this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Shareholder and any other person participating in a distribution of the ordinary shares covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the ordinary shares by the Selling Shareholder and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares under this prospectus to engage in market-making activities with respect to the ordinary shares.

DESCRIPTION OF SHARE CAPITAL

You should carefully review the description of our share capital under the heading “Item 10. Additional Information- B. Memorandum and Articles of Association” in, and in Exhibit 2.1 to, our 2025 annual report, which report is incorporated by reference herein. We have provided the following summary of our share capital, which reflects the information included in the 2025 annual report:

Registration Number and Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-283872-3. Our purpose as set forth in our Articles is to engage in any lawful business.

Authorized Share Capital

Following our 2025 annual general meeting of shareholders held on August 18, 2025, our authorized share capital is now NIS 6,000,000, divided into 30,000,000 ordinary shares, NIS 0.2 par value per share.

Voting Rights

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholder meeting. Shareholders may vote at shareholder meetings either in person, by proxy or by written ballot. Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholder meeting. Shareholder voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. Except as otherwise disclosed herein, an amendment to our Articles to change the rights of our shareholders requires the prior approval of a simple majority of our shares represented and voting at a general meeting and, to the extent applicable, of the holders of a class of shares whose rights are being affected.

Share Ownership Restrictions

The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our Articles, or the laws of the State of Israel, except that citizens of countries that are in a state of war with Israel may not be recognized as owners of ordinary shares.

Transfer of Shares

Fully paid ordinary shares are issued in registered form and may be freely transferred under our Articles unless the transfer is restricted or prohibited by another instrument, Israeli law or the rules of a stock exchange on which the shares are traded.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. Rather, under our Articles, our directors, other than external directors (to the extent required to be elected), are elected at each annual general meeting of the shareholders, upon expiration of the term of office, by the holders of a simple majority of our ordinary shares present in person or by proxy at such meeting (excluding abstentions). As a result, the holders of our ordinary shares that represent more than 50% of the voting power represented at a shareholder meeting and voting thereon (excluding abstentions) have the power to elect any or all of our directors. Vacancies on our board of directors, resulting from a resignation or other termination of service by a then serving director, or an additional authorized seat on our board of directors, may be filled by a vote of a simple majority of the directors then in office.

Dividend and Liquidation Rights

Under Israeli law, we may declare and pay a dividend only if, upon the reasonable determination of our board of directors, the distribution will not prevent us from being able to meet the terms of our existing and contingent obligations as they become due. Under the Israeli Companies Law, 5759-1999, or the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings and earnings legally available for distribution, as defined in the Companies Law, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. As a company listed on an exchange outside of Israel, however, court approval is not required if the proposed distribution is in the form of an equity repurchase, provided that we notify our creditors of the proposed equity repurchase and allow such creditors an opportunity to initiate a court proceeding to review the repurchase. If within 30 days such creditors do not file an objection, then we may proceed with the repurchase without obtaining court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares on a pro-rata basis. Dividend and liquidation rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under the Companies Law, we are required to convene an annual general meeting of our shareholders once every calendar year, not more than 15 months following the preceding annual general meeting. Our board of directors may convene a special general meeting of our shareholders and is required to do so at the request of: (i) two directors or one quarter of the members of our board of directors, or (ii) as a company listed on an exchange in the U.S., the holders of 10% or more of our voting power. Under the Companies Law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Notwithstanding the foregoing, as a company listed on an exchange outside of Israel, a matter relating to the appointment or removal of a director may only be requested by one or more shareholders holding at least 5% of the voting rights at the general meeting of the shareholders. All shareholder meetings require prior notice of at least 21 days and, in certain cases, 35 days. The chairperson of our board of directors or another one of our directors authorized by our board of directors presides over our general meetings. If either of such persons is not present within 15 minutes from the appointed time for the commencement of the meeting, the directors present at such meeting shall appoint one of our directors as the chairperson for such meeting, and if they fail to do so, then the shareholders present shall appoint one of our directors to act as chairperson, and if no director is present, then one of the shareholders present at such meeting shall act as chairperson. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, only shareholders of record on a date decided upon by the board of directors, which may be between four and 60 days prior to the date of the meeting (depending on the type of meeting and whether written proxies are being used) are entitled to participate and vote at a general meeting of shareholders.

Quorum

Under our Articles, the quorum required for a meeting of shareholders consists of at least two shareholders present in person, by proxy or by written ballot, who hold or represent between them at least 25% of our voting power. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place (without requirement of additional notification to the shareholders), or to a later time, if indicated in the notice to the meeting or to such other time and place as determined by the board of directors in a notice to our shareholders. At the reconvened meeting, if a quorum is not present within half an hour from the appointed time for the commencement of the meeting, the meeting will take place so long as at least one shareholder is present (regardless of the voting power held or represented by any such shareholder(s)), unless the meeting was called pursuant to a request by our shareholders, in which case the quorum required is the number of shareholders required to call the meeting as described under “-Shareholder Meetings” above.

Resolutions

Under the Companies Law, unless otherwise provided in the Articles or applicable law, all resolutions of the shareholders require a simple majority of the voting rights represented at the meeting, in person, by proxy or by written ballot, and voting on the resolution (excluding abstentions).

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register, including with respect to material shareholders, our Articles our financial statements and any document we are required by law to file publicly with the Israeli Companies Registrar or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or patent or that the document’s disclosure may otherwise impair our interests.

Modification of Class Rights

The rights attached to any class of share (to the extent that we may have separate classes of shares in the future), such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of our shares represented at the meeting and the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares or a class of shares of an Israeli public company such as ours and who would, as a result, own more than 90% of the target company’s issued and outstanding share capital or of a certain class of its shares, is required by the Companies Law to make a full tender offer (as defined in the Companies Law) to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company or class of shares. If either (i) the shareholders who do not accept the offer hold, in the aggregate, less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, or (ii) the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class, then all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a shareholder that had its shares so transferred, whether or not it accepted the tender offer (unless otherwise provided in the offering memorandum for the tender offer), may, within six months from the date of acceptance of the tender offer, petition the court based on a claim that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. If both of the foregoing conditions (i) and (ii) are not satisfied, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the full tender offer. Shares purchased not in accordance with those provisions shall become “dormant shares” and shall not grant the purchaser any rights so long as they are held by the purchaser.

Special Tender Offer

Under the Companies Law, an acquisition pursuant to which a purchaser shall hold (i) a “controlling stake”, which is defined as 25% or more of the voting rights (assuming that no other shareholder holds a controlling stake), or (ii) more than 45% of the voting rights (assuming that no other shareholder owns more than 45% of the voting rights), of a public company such as ours may not be performed by way of market accumulation, but only by way of a special tender offer (as defined in the Companies Law) made to all of the company’s shareholders on a pro rata basis. A special tender offer may not be consummated unless a majority of the shareholders who have submitted their response to the offer have approved it. In counting the total votes of responding shareholders, shares held by the controlling shareholders, shareholders who have a conflict of interest with respect to the offer (referred to under the Companies Law as a “personal interest”), shareholders who own 25% or more of the voting rights in the company, relatives or representatives of any of the above, and the bidder, and corporations under their respective control, shall not be taken into account. A shareholder may object to such a tender offer without such objection being deemed as a waiver of his, her or its right to sell shares to the bidder if the offer is approved by a majority of the company’s shareholders despite the subject shareholder’s objection. Shares purchased by the bidder in violation of the foregoing rules shall become “dormant shares” and shall not grant the bidder any rights so long as they are held by the bidder. If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the initial tender offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under regulations enacted pursuant to the Companies Law, the above special tender offer requirements do not apply to companies whose shares are listed for trading on a foreign stock exchange if, among other things, the relevant foreign laws or the rules of the stock exchange include provisions limiting the percentage of control which may be acquired or requiring that the acquisition of such percentage of control requires making a tender offer to the public. However, we believe that the Israeli Securities Authority’s current opinion is that such leniency does not apply with respect to companies such as ours whose shares are listed for trading on stock exchanges in the United States, including Nasdaq.

Merger

The Companies Law requires that a merger transaction must be approved by (i) each party’s board of directors, and, unless certain requirements described under the Companies Law are met, (ii) a majority of each party’s shares (including, if relevant, a majority of each class of shares of each party) voted on the proposed merger at a shareholders meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger requires approval by a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party. If the merger would have been approved if not for (a) the required separate approval of each class of shares of the merging party (if relevant), or (b) the exclusion of the votes of certain shareholders, as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of the merging party, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those accompanying our ordinary shares, including shares providing certain preferred rights, distributions or other rights, including preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, the holders of such class of shares, depending on the specific rights to which they may be entitled, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares would require the amendment of our articles, which requires the prior approval of the holders of a majority of our shares present and voting at a general meeting. However, the TASE rules and regulations prohibit a listed company from having more than one class of shares listed, and the TASE’s current position is that a listed company may not issue or list preferred shares. Therefore, assuming that the TASE’s current position does not change, as long as our ordinary shares are listed on the TASE, we will be prohibited from issuing preferred shares.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the ordinary shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$645.04
Legal fees and expenses	$20,000
Accounting fees and expenses	$5,000
Miscellaneous	$2,500
Total	$28,145.04

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel. Certain legal matters concerning this prospectus will be passed upon for us by Sullivan & Worcester LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2025 and 2024 and for each of the three years ended December 31, 2025, incorporated in this prospectus by reference to our annual report on Form 20-F for the year ended December 31, 2025, have been audited by Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global), an independent registered public accounting firm, as stated in their report, incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F, with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Our directors and officers are required to file insider reports under Section 16(a) of the Exchange Act, effective March 18, 2026. Our principal shareholders are exempt from reporting under Section 16(a) of the Exchange Act and our directors, officers and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act with respect to their purchases and sales of ordinary shares.

The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information are filed by us with, or furnished to, the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov). Our filings are also available on our website at http://www.evogene.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. Further, other than as described below, the information contained in or accessible from the SEC’s website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with, and furnish to, it. This means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained this prospectus or in documents that we file with or furnish to the SEC and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We incorporate by reference in this prospectus the following documents filed with (or furnished to) the SEC pursuant to the Exchange Act:

●	our annual report on Form 20-F (SEC file number 001-36187) for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026;

●	the description of our ordinary shares contained in Form 8-A (SEC file number 001-36187), filed with the SEC on December 29, 2016, as supplemented by Exhibit 2.1 to the 2025 annual report; and

●
any future Annual Reports on Form 20-F or Reports of Foreign Private Issuer on Form 6-K (to the extent that any such Form 6-K indicates that it is incorporated by reference herein) filed with or furnished to the SEC pursuant to the Exchange Act prior to the termination of the offering.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with or furnished to the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

Information Provided by the Company

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to those documents. You should direct any requests for documents to:

Evogene Ltd.
13 Gad Feinstein Street, Park Rehovot
Rehovot, 7638517, Israel
Attn: VP Legal Affairs & Company Secretary
Telephone number: +972-8-9311-971.

Copies of these filings and submissions may also be accessed at our website, https://www.evogene.com/. Information contained in our website is not part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon certain of our directors and officers and the Israeli experts named in this prospectus whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because a significant portion of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may be difficult to collect within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws based on the reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•
the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgments does not impair the security or sovereignty of the State of Israel;

•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

•	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of any offering, or any purchase or sale of securities in connection with any offering, under this prospectus.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment. Current Israeli exchange control regulations also permit a judgment debt or to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index, plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

5,076,924 Ordinary shares
Offered by the Selling Shareholder

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, pursuant to an undertaking made either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification (ours contain such a provision):

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above-mentioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder: (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (A) no indictment was filed against such office holder as a result of such investigation or proceeding; and (B) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law 5728-1968, or the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure and indemnify an office holder against the aforementioned liabilities as well as the following liabilities:

•	any breach of duty of care to us or to a third party;

•	any other action which is permitted by law to insure an office holder against;

•
any expenses incurred and/or paid by the office holder in connection with an administrative enforcement procedure under any applicable law, including the Efficiency of Enforcement Procedures in the Securities Authority Law (legislation amendments), 5771-2011, and the Israeli Securities Law, which we refer to as an Administrative Enforcement Procedure, and including reasonable litigation expenses and attorney fees; and

•	any financial liability in favor of a victim of a felony pursuant to Section 52ND of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a civil or administrative fine or forfeit levied against the office holder.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law.

Under the Companies Law, exculpation, indemnification and insurance for office holders in a public company must be approved by the compensation committee and the board of directors, and, with respect to certain office holders or under certain circumstances, also by the shareholders. We have obtained the foregoing approvals with respect to our office holders, and have entered into agreements with each of our office holders exculpating them to the fullest extent permitted by law and by our articles of association, and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to 25% of our shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made. If the amount equal to 25% of our shareholders’ equity is insufficient to cover all indemnity amounts payable with respect to all indemnifiable directors and executive officers, such amount will be allocated among our directors and executive officers pro rata, in accordance with their relative culpabilities, as finally determined by a court with respect to a particular claim. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement. In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Item 9. Exhibits

Number	Description of Exhibits

4.1
Third Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to Evogene’s Post-Effective Amendment No. 2 to Form F-1, filed with the SEC on September 30, 2025)

4.2	Form of Series A-1 Warrant (incorporated by reference to Exhibit 10.2 to Evogene’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on February 11, 2026)
4.3	Form of Series B-1 Warrant (incorporated by reference to Exhibit 10.3 to Evogene’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on February 11, 2026)
5.1*	Opinion of Meitar Law Offices, Israeli counsel to Evogene
23.1*	Consent of Kost Forer Gabbay & Kasierer, a Member of EY Global Consent of Kost Forer Gabbay and Kasierer, a member of Ernst & Young Global, independent registered public accounting firm
23.2*	Consent of Meitar Law Offices (included in Exhibit 5.1).
24.1*	Power of Attorney (contained on signature page to this Registration Statement)
107*	Calculation of Filing Fee Table

*Filed herewith.

Item 10. Undertakings

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)

 Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

 Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel on March 26, 2026.

By:	/s/ Ofer Haviv
Name:	Ofer Haviv
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints Ofer Haviv or Yaron Eldad, or either of these, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nir Nimrodi	Chairman of the Board of Directors	March 26, 2026
Nir Nimrodi

/s/ Ofer Haviv	Chief Executive Officer and President	March 26, 2026
Ofer Haviv	(Principal Executive Officer)

/s/ Yaron Eldad	Chief Financial Officer	March 26, 2026
Yaron Eldad	(Principal Financial and Accounting Officer)

/s/ Dan Falk	Director	March 26, 2026
Dan Falk

/s/ Sarit Firon	Director	March 26, 2026
Sarit Firon

/s/ Dr. Adrian Percy	Director	March 26, 2026
Dr. Adrian Percy

/s/ Leon Y. Recanati	Director	March 26, 2026
Leon Y. Recanati

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Evogene Ltd., has signed this registration statement on March 26, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director, Puglisi & Associates